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                                                                      Exhibit 21


                    LIST OF IMCO RECYCLING INC. SUBSIDIARIES



Wholly owned unless otherwise indicated as of March 2, 1998.


1.    IMCO Investment Company,  a Delaware Corporation

2.    Interamerican Zinc, Inc.,  a Delaware Corporation

3.    IMCO Recycling of Ohio Inc.,  a Delaware Corporation

4.    IMCO Management Partnership L.P.,  a Texas Limited Partnership

5.    IMCO Recycling of California, Inc., a Delaware Corporation

6.    IMCO Energy Corp., a Delaware Corporation

7.    IMCO International, Inc., a Delaware Corporation

8.    IMCO Recycling of Indiana Inc., a Delaware Corporation

9.    IMCO Recycling of Illinois Inc., a Delaware Corporation

10.   IMCO Indiana Partnership L.P., an Indiana Limited Partnership

11.   Metal Mark, Inc., an Illinois Corporation

12.   Pittsburg Aluminum, Inc.,  a Kansas Corporation

13. VAW-IMCO Gu(beta) und Recycling GmbH, a private company with limited liability organized under the laws of Germany (50% owned)

14.   IMCO Recycling of Michigan L.L.C., a Delaware Limited Liability Company

15. IMCO Recycling (UK) Ltd., a private company limited by shares and organized under the laws of England and Wales

16.   IMSAMET, Inc., a Delaware Corporation

17.   IMCO Recycling of Idaho Inc., a Delaware Corporation

18.   IMCO Recycling of Utah Inc., a Delaware Corporation



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                    LIST OF IMCO RECYCLING INC. SUBSIDIARIES



19.   Imsamet of Arizona, an Arizona General Partnership (70% owned)

20.   Solar Aluminum Technology  Services, a Utah General Partnership
      (50% owned)

21.   Rock Creek Aluminum, Inc., an Ohio Corporation

22.   Alchem Aluminum, Inc., a Delaware Corporation

23.   IMCO Recycling Holding B.V., a Dutch BV